Flexible Premium Variable
Life Insurance Contract
Nonparticipating

Adjustable death benefit. Death proceeds payable at death of Insured prior to maturity date. Cash surrender value, if any, payable on maturity date. Flexible premiums payable until maturity date or prior death of Insured.

The amount and duration of the death benefit may increase or decrease as described in this contract, depending on the investment experience of the subaccounts.

The contract value of this contract may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum contract value.


Kansas City Life Insurance Company will pay the proceeds of this contract according to the provisions on this and the following pages, all of which are part of this contract. This contract is a legal contract between you and Kansas City Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.


       C. John Malacarne                      R. Philip Bixby
           Secretary                              President

10-Day Right To Examine Contract
Please examine this contract carefully. If you are not satisfied, you may return the contract to us or to your agent within 10 days of its receipt. If returned, the contract will be void from the beginning and any premium paid will be refunded.


Contract Number
     9999999

Insured
     John Doe

Agency
     0001



GUIDE TO CONTRACT PROVISIONS
                                                                            Page
Section     1:    Contract Data................................................3
Section     2:    Definitions..................................................7
Section     3:    Proceeds.....................................................8
Section     4:    Premiums and Reinstatement..................................10
Section     5:    Contract Change Provisions..................................11
Section     6:    Contract Values.............................................12
Section     7:    Loans.......................................................14
Section     8:    Other Contract Provisions...................................15
Section     9:    Control of Contract.........................................16
Section    10:    The Variable Account........................................16
Section    11:    Transfers...................................................18
Section    12:    Payment of Proceeds.........................................18

A copy of the original application and any additional benefits provided by rider or endorsement follow page 22.


Features of Your Variable Universal Life Insurance Contract

Your variable universal life insurance contract provides for flexible premium payments and an adjustable death benefit. The contract values are affected by such things as the investment experience of the subaccounts, the amount of your premium payments, monthly contract charges and the monthly interest credited to your fixed account values.

Some aspects of your variable universal life insurance contract are guaranteed, including the maximum cost of insurance charges. Other aspects of your contract, such as the investment experience of the subaccounts, the current interest rate on the fixed account and current cost of insurance charges, are not guaranteed. Fluctuations in the non-guaranteed elements of your contract will affect the contract values and premium payments necessary to keep your contract in force.

Contract loans and partial surrenders may adversely affect the amount of death benefit, contract values and premium payments necessary to keep your contract in force.


SECTION 1: CONTRACT DATA                           CONTRACT NUMBER
                                                      9999999

BENEFICIARY                                        INSURED
    As stated in the application or in the         John Doe

OWNER                                              INITIAL
    The insured                                    SPECIFIED AMOUNT
                                                   $100,000

ISSUE AGE                                          CONTRACT DATE
    35                                             Sept 01, 2000

SEX                                                MATURITY DATE*
    Male                                           Sept 01, 2065

MINIMUM SPECIFIED AMOUNT
    $100,000

GUARANTEED MONTHLY PREMIUM DURING
GUARANTEED PAYMENT PERIOD
    $XX.XX**

GUARANTEED PAYMENT PERIOD                          AGENCY
    First five years following the contract date.  0001

FIXED ACCOUNT GUARANTEED INTEREST RATE
    4.0%

LOAN INTEREST RATE
    6.0%



* Coverage may expire prior to the maturity date if the cash surrender value or premium payments are insufficient as described in
    Section 4.8, Grace Period

**  This amount will change if you increase
    the specified amount or add any additional benefits provided by riders.


SECTION 1:    CONTRACT DATA (continued)           DATE PREPARED:09/01/2000

              INSURED                             CONTRACT NUMBER
                John Doe                                 9999999


PLANNED PREMIUM PAYMENT:  $1,000.00  ANNUALLY

GUARANTEED MINIMUM DEATH BENEFIT RIDER PREMIUM:

    For Option A: $XXX.XX monthly



                                                                                                        MONTHLY
                                                           SPECIFIED               RISK                 COST OF
    FORM NO.       BENEFIT DESCRIPTION                      AMOUNT                 CLASS               INSURANCE

      J155         Coverage Option A: Death                $100,000*            Non-Tobacco           See Table D
                   Benefit equals the specified
                   amount at the time of death.
                   (Effective Sept 01, 2000)

      R186         Guaranteed Minimum Death                $100,000             Non-Tobacco           -----------
                   Benefit Rider**
                   (Effective Sept 01, 2000)

      R187         Additional Life Insurance Rider         $100,000             Non-Tobacco            See Rider
                   Rider
                   (Effective Sept 01, 2000)

      R188         Other Insured Term Life                  $25,000             Non-Tobacco            See Rider
                   Insurance Rider***
                   (Effective Sept 01, 2000)


* This is the initial specified amount on the contract date. The specified amount may be changed as provided in Section 5, Contract Change Provisions.

** The expiration date of this rider is the contract anniversary on which the Insured is age 65.

***The expiration date of this rider with respect to each Other Insured is the earlier of the Insured's maturity date or the contract anniversary on which that Other Insured is age 100.

SECTION 1:    CONTRACT DATA (continued)            DATE PREPARED:09/01/2000

              INSURED                              CONTRACT NUMBER
                John Doe                                  9999999

PREMIUM EXPENSE CHARGE
    6.35% deducted from each premium payment

MONTHLY EXPENSE CHARGE
    $7.50 per month plus

    Current
      [0.00] per $1,000

    Guaranteed
      $.05 per $1,000

MORTALITY AND EXPENSE RISK CHARGE
    0.50% annually

PARTIAL SURRENDER FEE
     The partial surrender fee is the lesser of: (a) 2% of the amount surrendered; or (b) $25.00.

SURRENDER CHARGE

                           TABLE OF SURRENDER CHARGES

                             CONTRACT    AMOUNT AT
                               YEAR     END OF YEAR

                                0-1       $1058.00
                                 2        $2208.00
                                 3        $2185.00
                                 4        $2139.00
                                 5        $2116.00
                                 6        $2070.00
                                 7        $2047.00
                                 8        $2001.00
                                 9        $1978.00
                                10        $1909.00
                                11        $1587.00
                                12        $1265.00
                                13         $966.00
                                14         $644.00
                                15         $322.00
                                16+          $0.00

There will not be a surrender charge after the end of the 15th contract year, unless you have requested an increase in the specified amount. When a requested increase in the specified amount is made, an additional surrender charge and surrender charge period will apply for 15 years following the effective date of the increase in specified amount. We will send you an updated surrender charge schedule for the increase. The additional surrender charge will apply only if the increase is in connection with an increase as provided in Section 5.2 Changes in Specified Amount, or under the terms of any increase rider if applicable.

The surrender charges listed above are applicable at the end of each contract year. After the first contract year the surrender charge between years will be pro-rated. The charge for the entire first contract year will be level.


SECTION 1:    CONTRACT DATA (continued)          DATE PREPARED:09/01/2000

              INSURED                            CONTRACT NUMBER
                John Doe                                9999999


Investment Options

[ KCL Fixed Account

Subaccounts that invest in the Kansas City Life Variable Life Separate Account:

               MFS Emerging Growth Series
               MFS Research Series
               MFS Total Return Series
               MFS Utilities Series
               MFS Global Governments Series
               MFS Bond Series
               American Century VP Capital Appreciation
               American Century VP Income & Growth
               American Century VP International
               American Century VP Value
               Federated American Leaders Fund II
               Federated High Income Bond Fund II
               Federated International Small Company Fund II
               *Federated Prime Money Fund II
               Dreyfus Appreciation Portfolio
               Dreyfus Small Cap Portfolio
               Dreyfus Stock Index Fund
               The Dreyfus Socially Responsible Growth Fund, Inc.
               J P Morgan U.S. Disciplined Equity Portfolio
               J P Morgan Small Company Portfolio
               Franklin Real Estate Fund (Class 2)
               Franklin Small Cap Fund (Class 2)
               Templeton Developing Markets Securities Fund (Class 2) Templeton International Securities Fund (Class 2)
               Templeton International Securities Fund Class 2
               Calamos Convertible Portfolio
               Seligman Capital Portfolio (Class 2)
               Seligman Communications and Information Portfolio (Class 2)

*The Federated Prime Money Fund II subaccount is referred to in this contract as the money market sub-account.]


Section 2: Definitions

The following key words are used in the contract and are important in describing it. Please refer back to these definitions as you read the contract.

2.1 Accumulation Unit
An accounting unit used to calculate the variable account value. It is a measure of the net investment results of each of the subaccounts.

2.2  Age
The age on the Insured's last birthday as of each contract anniversary. This contract is issued at the age last birthday shown in Section 1, Contract Data. If the contract date falls on the birthday of the Insured, the age will be the age the Insured reaches on the contract date.

2.3  Allocation Date
The date on which the initial net premium is allocated to the money market sub-account(s). This date is the later of the date when all requirements are met and your application is approved, or the date we receive the initial premium at the Home Office.

2.4 Beneficiary
The beneficiary is the person you have designated in the application (or in the last designation filed with us) to receive any proceeds payable under this contract at the death of the Insured.

2.5 Cash Surrender Value
Equals the contract value at the time of surrender less applicable surrender charges, and less any loan balance.

2.6 Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

2.7 Contract Date
The date from which we compute contract months, years and anniversaries.

2.8 Contract Value
The sum of the variable account value and the fixed account value (including the loan account value). These values are described in more detail in Section 6, Contract Values.

2.9 Contract Year
Any period of twelve months starting with the contract date and each contract anniversary thereafter.

2.10 Cost of Insurance
The charge we make based on the amount of pure insurance protection using the current cost of insurance rates for this contract. It does not include the cost of any additional benefits provided by riders.

2.11 Coverage Options
The coverage option selected determines the amount of death proceeds payable. Three coverage options (A, B or C) are available. These options are described in
Section 3.2, Death Proceeds.

2.12 Fixed Account
An account that is part of our general account. The investment performance of the variable account has no impact on the fixed account.

2.13 Fixed Account Value
The contract value in the fixed account.

2.14 The Insured
The person whose life is insured under this contract.

2.15 Maturity Date
The date shown in Section 1, Contract Data, when coverage terminates and we pay any cash surrender value.

2.16 Monthly Anniversary Day
The day of each month when we make the monthly deduction for this contract. It is the same day of each month as shown in the contract date (or the last day of the month for those months not having such a day).

2.17 Monthly Deduction
The amount we deduct on the monthly anniversary day from the contract value to pay the cost of insurance, monthly expense charges, and the cost of any additional benefits provided by riders for the month beginning on that monthly anniversary day.

2.18 Monthly Expense Charges
Charges we deduct from the contract value on each monthly anniversary day to compensate us for the costs associated with administration of the contract. We show this charge in Section 1, Contract Data.

2.19 Mortality and Expense Risk Charge
A charge we deduct from the assets of the subaccounts to compensate us for the mortality and expense risks for this contract. We show this charge in Section 1, Contract Data.

2.20 Net Investment Factor
The ratio of the sub-account performance of the current valuation day to the immediately prior valuation day. The sub-account performance includes gains or losses in the subaccounts, dividends paid, any capital gains or losses, any taxes, and mortality and expense risk charges.

2.21 Net Premium
The premium payment minus the premium expense charge.

2.22 Non-Tobacco User
A rate class that defines an Insured who does not use tobacco products in any form during the time period as defined in our underwriting guidelines.

2.23 Owner
The person entitled to exercise all rights and privileges provided in the contract.

2.24 Planned Premium
The amount and frequency of premium payments you elected to pay in your last application. This is only an indication of your preference of future premium payments. You may change the amount and frequency of premium payments at any time. Section 4.8, Grace Period, describes the amount of premium required to keep your contract in force.

2.25 Premium Expense Charge
The amount we deduct from each premium payment. We show this charge in Section 1, Contract Data.

2.26 Proceeds
The total amount we are obligated to pay under the terms of this contract.

2.27 Reallocation Date
The date the contract value in the money market sub-account is allocated to the subaccounts and to the fixed account based on the net premium payment allocation percentages specified in the application. The reallocation date is 30 days after the allocation date.

2.28 Specified Amount
The amount of insurance coverage on the Insured. The actual death benefit will depend upon the coverage option in effect at the time of death less any loan balance.

2.29 Subaccounts
The division of accounts making up the variable account. The assets of each sub-account are invested in a corresponding portfolio of a designated mutual fund.

2.30 Tobacco User
A rate class that defines an Insured who uses tobacco products in any form during the time period as defined in our underwriting guidelines.

2.31 Valuation Day
Each day on which the New York Stock Exchange is open for business.

2.32 Valuation Period
The interval of time commencing at the close of business one valuation day and ending at the close of business on the next valuation day.

2.33 Variable Account
The Kansas City Life Variable Life Separate Account. This is not part of our general account. The variable account has subaccounts each of which is invested in a corresponding portfolio of a designated mutual fund.

2.34 Variable Account Value
The total value of a contract allocated to subaccounts of the variable account.

2.35 We, Our, Us
Kansas City Life Insurance Company.

2.36 Written Notice/Written Request

A written notice or written request in a form satisfactory to us, which is signed by the owner and received at the Home Office.

2.37 You, Your
The owner of this contract. The owner may be someone other than the Insured.


Section 3: Proceeds
3.1 Types of Proceeds and Method of Payment

There are various types of proceeds available under this contract. These include:

o    Death proceeds

o    Maturity proceeds

o    Surrender proceeds

o    Partial surrender proceeds

We will pay death, maturity, or surrender proceeds either under a payment option (as described in Section 12, Payment of Proceeds) or in a lump sum. The amount of proceeds payable will vary by the type of proceeds and the form of payment selected. We will only pay partial surrender proceeds as a lump sum.

We have the right to require that this contract be returned to us when we pay death, maturity, or surrender proceeds.

To the extent permitted by law, proceeds will not be subject to any claims of your creditors or the beneficiary's creditors.

3.2 Death Proceeds
If the Insured dies prior to the maturity date, we will pay the death proceeds to the beneficiary. We will require proof that the Insured's death occurred while this contract was in force.

We will pay the proceeds to the beneficiary in a lump sum unless you or the beneficiary elect one of the payment options listed in Section 12, Payment of Proceeds.

The amount of death proceeds payable upon the Insured's death is determined according to the coverage option you have elected. The coverage option is shown in Section 1, Contract Data.

     Coverage Option A
     The death benefit will be the greater of:

     (1)  the specified amount on the date of death; or

     (2) the contract value on the date of death multiplied by the corridor percentage as shown in the following table for the Insured's age on the date of death.

     Coverage Option B
     The death benefit will be the greater of:

     (1) the specified amount on the date of death, plus the contract value on the date of death; or

     (2) the contract value on the date of death multiplied by the corridor percentage as shown in the following table for the Insured's age on the date of death.

     Coverage Option C
     The death benefit will be the greater of:

     (1) the specified amount on the date of death, plus the total premiums paid, minus the total amount of partial surrenders; or

     (2) the contract value on the date of death multiplied by the corridor percentage as shown in the following table for the Insured's age on the date of death

We will increase death benefits under any coverage option by any additional benefits provided by riders in force at the Insured's death and any premiums received after the date of death. We will also refund any cost of insurance charge deducted for the period beyond the date of death. We will reduce death benefits by any loan balance.

The purpose of this corridor percentage is to ensure that your contract will not be disqualified as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended.


                  Corridor Percentages

------------ ---------------- ---------- ----------------
                Corridor                    Corridor
    Age        Percentage        Age       Percentage
------------ ---------------- ---------- ----------------
   0-40           250%           63           124%
    41            243%           64           122%
    42            236%           65           120%
    43            229%           66           119%
    44            222%           67           118%
    45            215%           68           117%
    46            209%           69           116%
    47            203%           70           115%
    48            197%           71           113%
    49            191%           72           111%
    50            185%           73           109%
    51            178%           74           107%
    52            171%          75-90         105%
    53            164%           91           104%
    54            157%           92           103%
    55            150%           93           102%
    56            146%           94           101%
    57            142%           95           100%
    58            138%           96           100%
    59            134%           97           100%
    60            130%           98           100%
    61            128%           99           100%
    62            126%
------------ ---------------- ---------- ----------------


If changes occur in the Internal Revenue Code which would disqualify the contract as a life insurance contract, we have the right to amend the contract in order to make it qualify under any new federal income tax laws.

We will pay interest on lump sum death proceeds from the date of the Insured's death until the date of payment. Interest will be at an annual rate determined by us, but never less than the rate required by the state in which this contract is delivered.

3.3 Maturity Proceeds
Prior to the Insured's death you may elect to apply maturity proceeds under any payment option described in Section 12, Payment of Proceeds. The maturity proceeds will be equal to the cash surrender value.

3.4 Surrender Proceeds
We will pay proceeds of a full surrender as either a lump sum or under a payment option as described in Section 12, Payment of Proceeds. Unless you specify otherwise, we will pay full surrender proceeds as a lump sum. We will only pay partial surrender proceeds as a lump sum.

The amount of proceeds payable upon a full surrender is the cash surrender value as described in Section 6.8, Cash Surrender. The amount of proceeds payable under the Partial Surrender Provision is defined in Section 6.9, Partial Surrenders.

Section 4: Premiums and Reinstatement

4.1 Payment
You must pay your first premium when the contract is delivered. Subsequent premiums may be paid at any time. There is no insurance until we receive the first premium. All premiums after the first must be paid at the Home Office or to a representative authorized to receive premiums. We will furnish a receipt upon request.

4.2 Right to Refund
We will inform you if we receive a premium payment which affects the tax qualification of this contract as described in Section 7702 of the Internal Revenue Code, as amended. We will offer you the choice of a refund of the premium, or the option to increase the specified amount subject to our underwriting requirements.

If you choose to increase the specified amount and the Insured fails to meet our underwriting requirements for the required increase in coverage, we have the right to refund, with interest, any premium that would cause your contract to violate Section 7702.

4.3 Planned Premium
The planned annual, semi-annual, quarterly or monthly premium payment is shown in Section 1, Contract Data.

4.4 Amount and Frequency
Planned premiums may be paid at twelve, six or three month intervals. They may also be paid monthly with our consent. You may change the amount and frequency of planned premium at any time. However, in order to keep the contract in force the premium you pay must be sufficient to keep your contract from lapsing as described in Section 4.8, Grace Period. The actual amount and frequency of premium payments affects the contract value and the amount and duration of insurance.

We have the right to limit the amount of any increase in planned premium payment.

4.5 Unscheduled Additional Premiums
You may pay unscheduled premiums at any time. We reserve the right to limit the number and amount of unscheduled premium payments. We may require satisfactory evidence of insurability prior to accepting any unscheduled premium payments.

Unscheduled premiums are subject to the requirements of Section 4.2, Right to Refund, if such premium would require an increase in the death benefit under
Section 7702 of the Internal Revenue Code, as amended.

4.6 Guaranteed Payment Period
The period of time, shown in Section 1, Contract Data, during which one of the following conditions must exist to prevent your contract from lapsing:

     (1) the cash surrender value of the contract on a monthly anniversary day must be sufficient to cover the monthly deduction; or

     (2) total premiums paid must be at least equal to the sum of the guaranteed monthly premiums for each month the contract has been in force, plus any loan balance and the total amount of partial surrenders, as provided in Section 4.8, Grace Period.

4.7 Guaranteed Monthly Premium
If you pay the guaranteed monthly premiums as due, your contract will not lapse during the guaranteed payment period (assuming you do not make any contract loan or partial surrenders). Section 4.8, Grace Period, describes this in detail.

The guaranteed monthly premium will change if you increase the specified amount, or add or delete any additional benefits provided by riders.

4.8 Grace Period
The conditions which will result in your contract lapsing will vary, as follows, depending on whether the guaranteed payment period, shown in Section 1, Contract Data, has expired.

     During the Guaranteed Payment Period The contract will lapse if there is no cash surrender value and if the accumulated premiums paid as of each monthly anniversary day are less than:

                           X + Y + Z

     "X" is the guaranteed monthly premium shown in Section 1, Contract Data, times the number of monthly anniversary days during which the contract has been in force before any requested increases to the specified amount.

     If requested increases to the specified amount have occurred, "X" will also include each new guaranteed monthly premium after an increase times the number of monthly anniversary dates during which each applicable increase to the specified amount has been in force.

     "Y" is the amount of any loan balance.

     "Z" is the total amount of partial surrenders.

     We will provide a grace period of 61 days from the date your contract lapses to pay total premiums equal to or greater than X + Y + Z.

     After the Guaranteed Payment Period
     The contract will lapse if the cash surrender value on a monthly anniversary day will not cover the monthly deduction for the month beginning on that monthly anniversary day.

     We will provide a grace period of 61 days from the date your contract lapses to pay a premium that will provide enough cash surrender value to cover the balance of the monthly deduction.

The contract will terminate without value if sufficient premium is not paid by the end of the grace period.

Section 6, Contract Values, describes the cash surrender value and monthly deduction. If the Insured dies during the grace period, we will pay the proceeds reduced by any past due monthly deductions.

4.9 Reinstatement
If the grace period expires without sufficient premiums being paid to prevent lapse, the contract may be reinstated within two years after the expiration of the grace period. Your contract cannot be reinstated if it has been surrendered.

In order to reinstate we must receive:

     (1)  satisfactory evidence of insurability of the Insured; and

     (2) payment of the premium amount which would have been sufficient to keep the contract from lapsing, as described in Section 4.8, Grace Period, with interest from the date of lapse; plus:

               (a) two months of guaranteed monthly premium if the contract lapsed during the guaranteed payment period; or

               (b) three monthly deductions if the contract lapsed after the guaranteed payment period.

Interest at the loan interest rate, shown in Section 1, Contract Data, on any loan balance will be payable to the date of reinstatement. We will reinstate the contract on the monthly anniversary day after the date we approve the reinstatement.

If lapse occurs during the guaranteed payment period or during a time when any surrender charges are applicable, the balance of the guaranteed payment and surrender charge periods at the time of lapse will resume upon reinstatement.

If the contract lapses and it is reinstated, we cannot contest the reinstated contract after the contract has been in force during the Insured's lifetime for two years from the date of the reinstatement application.


Section 5: Contract Change Provisions

5.1 Right to Change
We require that the changes provided for in this section be made by written notice or written request. These changes may be made at any time the contract is in force.

5.2 Changes in Specified Amount
You may change the specified amount after the contract has been in force one year and you may only make one change every twelve contract months. Specified amount changes are subject to the conditions outlined below. Changes in specified amount will be effective on the monthly anniversary day on or following the date we approve your application.

     Decreases in the Specified Amount
     We will apply a decrease first against any increases to the specified amount in the reverse order in which they were made. We will then apply any remaining decrease against the initial specified amount.

     We have the right to decline to make any specified amount decrease that we determine would cause this contract to not qualify as life insurance under applicable tax laws.

     A decrease in the specified amount will not affect the surrender charge and a decrease in the contract's specified amount will not decrease the guaranteed monthly premium.

     The specified amount remaining in force after any requested decrease may not be less than the minimum specified amount shown in Section 1, Contract Data.

     Increases in the Specified Amount
     A request for an increase in the specified amount will be subject to the following requirements:

          (1)  an application satisfactory to us must be submitted;

          (2) the Insured's age must be less than the current maximum issue age for the contract;

          (3)  evidence of insurability;

          (4) the increased monthly deduction will not cause the contract to lapse, as described in Section 4.8, Grace Period, as of the effective date of the increase; and

          (5) any increase will be subject to our issue rules and limits at the time of increase.

     After an increase, additional surrender charges will apply to your contract. We will send you a new surrender charge schedule.

5.3 Change in Coverage Option
You may change the coverage option any time after the contract has been in force one year. Once you have changed the coverage option, you cannot change it again for the next twelve months.

If the coverage option is Option B or Option C, it may be changed to Option A. The new specified amount will be the death benefit as of the effective date of the change. The effective date of change will be the monthly anniversary day on or next following the date we receive and approve your application for change.

If the  coverage  option is Option A or Option B you may not change it to Option
C. Coverage Option C is only available at issue.

If the coverage option is Option A or Option C, you may change it to Option B subject to satisfactory evidence of insurability. The specified amount does not change. The new death benefit will be the specified amount plus the contract value. The effective date of change will be the monthly anniversary day on or following the date we approve your application for change.

We have the right to decline any coverage option change that we determine would cause this contract to not qualify as life insurance under applicable tax laws.

5.4 Changing Your Contract
Any change to your contract that is not provided for in this Section must be approved by us and signed by our President, Vice President, Secretary or Assistant Secretary.

We will send you an amendment or endorsement for attachment to your contract showing the approved change. No agent has the authority to make any changes or waive any of the terms of your contract.


Section 6: Contract Values

6.1 Net Premium
The net premium is the premium payment received less the premium expense charge shown in Section 1, Contract Data.

6.2 Contract Value
On the contract date the contract value equals:

     (1) the initial net premium paid; less

     (2) the monthly deduction, as defined in Section 2.17 of this contract.

On any day after the contract date, the contract value is equal to the fixed account value (including the loan account value) plus the variable account value.

6.3 Fixed Account Value
On the contract date the fixed account value equals:

     (1) the portion of the net premium allocated to the fixed account; less

     (2) the portion of the monthly deduction allocated to the fixed account.

On each valuation day the fixed account value will be equal to:

                  A + B + C - D - E - F

"A" is the fixed account value on the preceding valuation day plus interest from the preceding valuation day to the date of calculation.

"B" is the portion of the net premiums allocated to the fixed account and received since the preceding valuation day, plus interest from the date we receive such net premiums to the date of calculation.

"C" is the amount of any transfers from the subaccounts to the fixed account since the preceding valuation day, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

"D" is the amount of any transfers from the fixed account, to the subaccounts since the preceding valuation day, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation.

"E" is the amount of any partial surrenders from the fixed account since the preceding valuation day, plus interest on these surrendered amounts from the effective date of the partial surrenders to the date of calculation.

"F" is a pro-rata share of the monthly deduction, as described in Section 6.6, Monthly Deduction, for the month beginning on that monthly anniversary day.

6.4 Interest Rate for Fixed Account Value
The value in the fixed account is guaranteed to accumulate at a minimum effective annual interest rate which is shown in Section 1, Contract Data. We may credit a rate in excess of the fixed account guaranteed interest rate shown in Section 1, Contract Data while the contract is in force and before the maturity proceeds have been paid.

We may change the interest rate credited to new deposits at any time. We will not change the interest rate credited to funds in the fixed account more often than once each year.

6.5 Variable Account Value
The variable account value is the sum of the values of the subaccounts under this contract.

As of the allocation date the value of each sub-account equals:

     (1)  the portion of the initial net premium  allocated to the  sub-account;
          less

     (2)  the  pro-rata  share  of  the  monthly  deduction   allocated  to  the
          subaccounts.

6.6 Monthly Deduction
We will make a monthly deduction from the contract value on each monthly anniversary day equal to the sum of the following:

     (1)  the cost of insurance, as described in Section 6.7, Cost of Insurance;

     (2)  the monthly expense charges as shown in Section 1, Contract Data; and

     (3) the cost of any additional benefits provided by riders for the contract month.

6.7 Cost of Insurance
The cost of insurance on any monthly anniversary day is equal to:

                       Q x (R - S)
                          1000
"Q" is the cost of insurance rate .

"R" is the Insured's death benefit on that day discounted for one month at a rate not less than the fixed account guaranteed interest rate, shown in Section 1, Contract Data.

"S" is the contract value, as described in Section 6.2, Contract Value.

We determine the cost of insurance rates ('Q' in the above formula) based on the Insured's age, number of completed contract years, sex, and risk class. We guarantee that these rates will never exceed the guaranteed cost of insurance rates shown in Table D.

We will make any change in the current cost of insurance rates on a uniform basis for Insureds of the same age, sex and risk class whose contracts have been in force the same length of time. We will never increase the current cost of insurance rates to recover losses incurred, or decrease them to distribute gains realized by us prior to the change.

These guaranteed maximum rates shown in Table D are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Table, age last birthday. We will adjust the guaranteed maximum cost of insurance rates appropriately for special risk classes.

6.8 Cash Surrender
You may surrender this contract for its cash surrender value at any time by submitting a written notice or written request to us.

The cash surrender value of this contract is:

     (1) the contract value of this contract at the time of surrender; less

     (2) any applicable surrender charge; less

     (3) any loan balance.

We will also refund any cost of insurance deducted for the period beyond the date of contract surrender.

Section 1, Contract Data shows the surrender charges. These charges apply in the first 15 contract years. Additional surrender charges will apply for 15 years following any increases in specified amount.

Certain federal income tax consequences may apply to cash surrenders. You should consult with your tax advisor before requesting any surrenders.

6.9 Partial Surrenders
You may surrender a portion of the contract value and have the proceeds paid to you in a lump sum. A partial surrender must occur before the death of the Insured and before the maturity date. The partial surrender amount will be the proceeds plus the partial surrender fee shown in Section 1, Contract Data. The minimum amount for a partial surrender is $500. The maximum partial surrender is the cash surrender value, less $300. We will deduct the partial surrender amount from the contract value on the day we receive written notice for the partial surrender.

We will deduct the partial surrender amount from the subaccounts and/or the fixed account according to your instructions. If you provide no instructions, we will deduct the partial surrender amount from the subaccounts and/or the fixed account on a pro-rata basis. In the event that the partial surrender amount exceeds the sub-account(s) value and/or the fixed account value, we will process the partial surrender for the amount available and contact you for further instructions.

Under Options A, B and C, we will reduce the contract value by the partial surrender amount.

In addition, for Option A we will reduce the specified amount by the partial surrender amount minus the excess, if any, of the death benefit, over the specified amount at the time the partial surrender is made. However, if the partial surrender amount is less than or equal to the excess of the death benefit over the specified amount, we will not reduce the specified amount. We have the right to require that the specified amount remaining in force after any partial surrender be at least equal to the minimum specified amount shown in
Section 1, Contract Data.

Certain federal income tax consequences may apply to partial surrenders from the contract. You should consult with your tax advisor before requesting any partial surrenders.

6.10 Time Period for Payment
We will normally pay out any partial surrender, cash surrender value, loan or death benefit within seven days of receiving your written notice or written request, or receipt and filing of due proof of death. However, we have the right to suspend or delay the date of any surrender, partial surrender, loan or death benefit payment from the subaccounts for any period during which:

     (1) the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

     (2) the Securities and Exchange Commission permits by an order the postponement for the protection of contract owners; or

     (3) The Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the variable account or the determination of the value of the variable account's net assets not reasonably practicable.

For any surrender, partial surrender, loan or transfer from the fixed account, we have the right to postpone making a payment to you for up to six months from the date of written notice. If payment is not made within 30 days after receipt of documentation necessary to complete the transaction (or such shorter period required by a particular jurisdiction) we will add interest to the amount paid from the date of receipt of documentation at 4% (or a higher rate if required by a particular state).

6. 11 Extended Term Insurance
If your contract lapses, as described in Section 4.8, Grace Period, we will apply the cash surrender value to continue the specified amount and any additional benefits provided by riders for a portion of the next month.

The amount of extended term insurance is determined according to the coverage option in effect as of the date insurance is extended under this option.

This provision will not continue the contract beyond the maturity date.

6.12 Basis of Computation
Guaranteed values and reserves are based on the 1980 Commissioners Standard Ordinary Smoker or Non-Smoker Mortality Tables, age last birthday at the fixed account guaranteed interest rate shown in Section 1, Contract Data.

Guaranteed fixed account values and reserves under this contract are equal to, or greater than, the minimum values required by law of the state in which your contract is delivered. Where required, we have filed a detailed statement of the method of computing these values with the insurance department of that state.

The guaranteed fixed account values are based on the minimum fixed account guaranteed interest rate as stated in Section 1, Contract Data, and the guaranteed maximum cost of insurance rates as described in Section 6.7, Cost of Insurance.


Section 7: Loans

7.1 Contract Loans
You may obtain a contract loan by submitting a written notice or written request to us. This contract assigned to us is the only security needed.

When a loan is made, we will transfer an amount equal to the loan from the fixed and variable accounts to the loan account. The loan account is part of the fixed account, which is part of our general account. If you do not specify allocation instructions in your loan application, we will withdraw the loan pro rata from all subaccounts of the variable account having sub-account values and from the fixed account.

Amounts transferred to the loan account do not participate in the investment experience of the fixed or variable account from which they were withdrawn. Amounts in the loan account will earn interest at the minimum fixed account guaranteed interest rate shown in Section 1, Contract Data. Different interest rates may be applied to the loan account than the fixed account. Any interest credited on loaned amounts will remain in the fixed account.

You may repay your loan balance in full or in part while your contract is in force prior to the death of the Insured. Repayments must be clearly marked as "loan repayments" or we will credit them as premiums. Each loan repayment will result in a transfer of an amount equal to the loan repayment from the loan account to the fixed and/or variable account. We will use your current premium allocation schedule to allocate the loan repayments. We have the right to not accept partial loan repayments for amounts less than $50.

A loan balance that exists at the end of the grace period may not be repaid unless this contract is reinstated.

7.2 Amount of Loan Available
The amount of loan available will be equal to the cash surrender value of the contract less any loan interest to the next contract anniversary.

7.3 Loan Interest
We will charge interest on any loan balance from the date of the loan at the rate shown in Section 1, Contract Data. We may establish a lower rate for any period for which the loan balance is outstanding.

Interest is payable at the end of each contract year and on the date the loan balance is repaid. If interest is not received by the contract anniversary, we will transfer the accrued loan interest from the fixed and variable accounts to the loan account on a pro rata basis.

7.4 Loan Balance
Loan balance means all unpaid contract loans and accrued loan interest. We will deduct any outstanding loan balance from the contract proceeds.

Your contract is terminated whenever your cash surrender value is no longer positive. We will mail notice to your last known address recorded with us and to the holder of any assignment of record at least 31 days before such termination.


Section 8: Other Contract Provisions

8.1 Contract
This contract and application and any supplemental applications are the entire contract. This contract is issued in consideration of the application and payment of the premiums. We will attach a copy of any application when we issue the contract and will attach or endorse on the contract any supplemental applications when the supplemental coverage becomes effective.

In the absence of fraud, all statements made in any applications either by you or by the Insured will be considered representations and not warranties. We may use statements to contest a claim or the validity of this contract only if they are contained in an application.

8.2 Incontestability
After this contract has been in force during the Insured's lifetime for two years from the contract date, we cannot contest this contract, except if the contract lapses as described in Section 4.8, Grace Period.

We will not contest any increase in the specified amount after the increase has been in force during the Insured's lifetime for two years following the effective date of the increase.

8.3 Suicide
If the Insured dies by suicide, while sane or insane, within two years of the contract date, the amount payable by us will be equal to the contract value less any loan balance.

If the Insured dies by suicide, while sane or insane, within two years after the effective date of any increase in the specified amount, the amount payable by us associated with such increase will be limited to the cost of insurance associated with the increase.

8.4 Age and Sex
If, while this contract is in force and the Insured is alive, it is determined that the age or sex of the Insured as stated in Section 1, Contract Data is not correct, we will adjust the contract value under this contract. The adjustment will be the difference between the following two amounts accumulated at the fixed account guaranteed interest rate annually. The two amounts are:

     (1)  the cost of insurance deductions that have been made; and

     (2) the cost of insurance deductions that would have been made at the correct age and sex.

If, after the death of the Insured and while this contract is in force, it is determined that the age or sex of the Insured as stated in Section 1, Contract Data is not correct, the death benefit will be the net amount at risk that the most recent cost of insurance deductions at the correct age and sex would have provided plus the contract value on the date of death less any loan balance.

8.5 Termination of Coverage
Coverage under this contract terminates when any of the following events occur:

     (1)  you request that coverage terminate;

     (2)  the Insured dies;

     (3)  the contract reaches the maturity date; or

     (4) the contract lapses, as described in Section 4.8, Grace Period, and the grace period ends without sufficient premiums being paid.

8.6 Modifications
Upon notice to you, we may modify the contract, but only if such modification is necessary to:

     (1) make the contract or the variable account comply with any law or regulation issued by a governmental agency to which we are subject; or

     (2) assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to variable life contracts; or

     (3)  reflect a change in the operation of the variable account; or

     (4)  provide additional variable account and/or fixed accumulation options.

We have the right to modify the contract as necessary to attempt to prevent the contract owner from being considered the owner of the assets of the variable account. In the event of any such modification, we will issue an appropriate endorsement to the contract, if required.

8.7 Nonparticipating
This contract is nonparticipating. It will not participate in any of our profits, losses or surplus earnings.

8.8 Annual Report
At least annually we will send you a report showing the following:

     (1) the contract value;

     (2) the cash surrender value; and

     (3) any other information required by law or regulation.

Upon receiving your written notice or written request, we will send you a report at any other time during the year for a reasonable charge as determined by us.


Section 9: Control of Contract

9.1 Ownership
The Insured is the owner unless otherwise provided in the application. As owner, you may exercise every right provided by your contract. These rights and privileges end at the Insured's death.

The consent of the beneficiary is required to exercise these rights if you have waived the right to change the beneficiary.

9.2 Change of Ownership
You may change the ownership of this contract by giving written notice. The change will be effective on the date your request was signed, but will have no effect on any payment made or other action taken by us before we receive it. We may require that the contract be submitted for endorsement to show the change.

9.3 Assignment
An assignment is a transfer of some or all of your rights under this contract. No assignment will be binding on us unless made in writing and filed at our Home Office. We assume no responsibility for the validity or effect of any assignment.

9.4 Beneficiary
The beneficiary is shown on the application or in the last beneficiary designation filed with us. Death proceeds will be paid to the beneficiary except as provided in this Section.

If any beneficiary dies before the Insured, that beneficiary's interest will pass to any other beneficiaries according to their respective interests.

If all beneficiaries die before the Insured, we will pay the death proceeds to you, if living, otherwise to your estate or legal successors.

Unless you have waived the right to do so, you may change the beneficiary by filing a written notice or written request in a form satisfactory to us. In order to be effective, the request for change of beneficiary must be signed while your contract is in force and the Insured is living. The change will be effective on the date your request was signed but will have no effect on any payment made or other action taken by us before we receive it.

The interest of any beneficiary will be subject to:

     (1) any assignment of this contract which is binding on us; and

     (2) any optional settlement agreement in effect at the Insured's death.

9.5 Simultaneous Death of Beneficiary and Insured
We will pay death proceeds as though the beneficiary died before the Insured if:

     (1) the beneficiary dies at the same time as or within 15 days of the Insured's death; and

     (2) we have not paid the proceeds to the beneficiary within this 15-day period.


Section 10: The Variable Account

10.1 General Description
The name of the variable account is the Kansas City Life Variable Life Separate Account. The income, gains and losses (whether or not realized) from assets allocated to the variable account are credited or charged against the variable account without regard to our other income, gains or losses. The portion of the assets of the variable account equal to the reserves and other contract liabilities with respect to the variable account will not be chargeable with liabilities arising out of any other business we may conduct.

The assets of the variable account are segregated by investment options, thus establishing a series of subaccounts within the variable account.

When permitted by law, we reserve the right to:

     (1)  create new separate accounts;

     (2)  combine separate accounts;

     (3) remove, combine or add subaccounts and make the new subaccounts available to you at our discretion;

     (4) substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

     (5)  add new portfolios to the funds;

     (6) de-register the variable account under the Investment Company Act of 1940 if registration is no longer required;

     (7)  make any changes required by the Investment Company Act of 1940; and

     (8) operate the variable account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

10.2 Subaccounts
The subaccounts are separate investment accounts that together make up the variable account. The assets of each sub-account are invested in a corresponding portfolio of a designated mutual fund. They are named in Section 1, Contract Data of the contract.

Sub-account values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within the sub-account.

The sub-account value is equal to the number of accumulation units credited to the sub-account times the appropriate accumulation unit value.

The number of accumulation units to be purchased or redeemed in a transaction is found by dividing:

     (1)  the dollar amount of the transaction; by

     (2) the sub-account's unit value for the valuation period for that transaction.

The number of units in any sub-account will be increased at the end of the valuation period by:

     (1) any net premiums allocated to the sub-account during the current valuation period: and

     (2) any transfers to the sub-account from another sub-account or from the fixed account during the current valuation period.

The number of units in any sub-account will be decreased at the end of the valuation period by:

     (1) any amounts transferred from the sub-account to another sub-account or the fixed account;

     (2)  amounts surrendered during the current valuation period.

The number of units in any sub-account will also be reduced on each monthly anniversary day by a pro-rata share of the monthly deduction. The monthly deduction will reduce the sub-account units in proportion to each sub-account's value to the entire contract value.

The value of an accumulation unit for each of the subaccounts was arbitrarily set at $10 when the first investments were bought. The value for any later valuation period is equal to:

                                      A x B

"A" is equal to the sub-account's accumulation unit value for the end of the immediately preceding valuation day.

"B" is equal to the net investment factor for the most current valuation day.

The net investment factor equals:

                                      X - Z
                                      Y

"X" equals the sum of:

     (1) the net asset value per accumulation unit held in the sub-account at the end of the current valuation day; plus

     (2) the per accumulation unit amount of any dividend, or capital gain distribution on shares held in the sub-account during the current valuation day; less

     (3) the per accumulation unit amount of any capital loss distribution on shares held in the sub-account during the current valuation day; less

     (4) the per accumulation unit amount of any taxes or any amount set aside during the valuation day as a reserve for taxes.

"Y" equals the net asset value per accumulation unit held in the sub-account as of the end of the immediately preceding valuation day.

"Z" equals the charges deducted from the sub-account on each valuation day for the mortality and expense risk charge.

We deduct the mortality and expense risk charge from each of the subaccounts on each valuation day. This charge compensates us for assuming the mortality and expense risks under this contract. These charges are shown in Section 1, Contract Data, of the contract.

The value of a sub-account may increase, decrease or remain the same.

10.3 Allocations
This contract provides investment options for the amount in the contract value. The initial premium allocation percentages are indicated in the application for this contract. These percentages will also apply to subsequent premium allocations until you change them. Such allocation percentages may be changed by written notice.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

We have the right to limit the number of sub-account allocations in effect at any one time.

On the allocation date we will allocate the contract value to a money market sub-account. We will also allocate any subsequent premiums that are received from this time until the reallocation date to a money market sub-account. On the reallocation date, contract value in the money market sub-account will be allocated to the subaccounts and to the fixed account based on the premium payment allocation percentages in the contract application. After the reallocation date, planned periodic premiums and unscheduled premiums will be allocated as requested on the valuation day they are received by the Home Office.


Section 11: Transfers

11.1 Transfer Fees
Six transfers per year may be made from subaccounts and the fixed account free of charge. Any unused free transfers do not carry over to the next contract year. We will charge a $25 transfer fee on any additional transfers during a contract year. For the purpose of assessing a fee, we consider each written notice or written request or telephone request to be one transfer. We will deduct the processing fee from the amount being transferred, or from the remaining contract value, according to your instructions.

11.2 Transfers From Subaccounts
After the right to examine period and reallocation date and prior to the maturity date, you may transfer all or a part of the value in any sub-account of the variable account to one or more of the subaccounts of the variable account or to the fixed account. The minimum amount that you may transfer is the lesser of:

     (1) $250; or

     (2) the total value in that sub-account on that date.

We will treat any transfer that would reduce the amount in a sub-account below $250 as a transfer request for the entire amount in that sub-account.

A transfer fee may apply as described in Section 11.1, Transfer Fees.

An excessive number of transfers, including short-term "market timing" transfers, may adversely affect the performance of the underlying fund in which a sub-account invests. If, in our sole opinion, a pattern of excessive transfers develops, we have the right not to process a transfer request. We also have the right not to process a transfer request when the sale or purchase of shares of a fund is not reasonably practicable due to actions taken or limitations imposed by the fund.

We may suspend or modify this transfer privilege at any time.

11.3 Transfers From the Fixed Account
At your request you may also transfer an amount from the unloaned value in the fixed account to one or more subaccounts of the variable account. We must receive the request in writing or other form acceptable to us. You may make only one transfer from the fixed account each contract year.

We will not transfer more than 25% of the unloaned fixed account value, unless the balance after the transfer is less than $250, in which case the entire amount will be transferred.

A transfer fee may apply as described in Section 11.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.


Section 12: Payment of Proceeds

12.1 Payment Options
You may apply death benefit, maturity or full surrender proceeds of $2,000 or more which are payable under this contract to any of the following options:

     Option 1. Interest Payments
     We will make interest payments to the payee annually or monthly as elected. We will pay interest on the proceeds at the guaranteed rate of 3.0% per year and this may be increased by additional interest paid annually. The proceeds and any unpaid interest may be withdrawn in full at any time.


     Option 2. Installments of a Specified Amount
     We will make annual or monthly payments until the proceeds plus interest are fully paid. We will pay interest on the proceeds at the guaranteed rate of 3.0% per year and this may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time.

     Option 3. Installments for a Specified Period
     Payment of the proceeds may be made in equal annual or monthly payments for a specified number of years. We will pay interest on the proceeds at the guaranteed rate of 3.0% per year and this may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time. The amount of each payment is shown in Table A.

     Option 4. Life Income
     We will pay an income during the payee's lifetime. You may choose a minimum guaranteed payment period which guarantees continued payments for the minimum amount of time selected, even if the payee dies before we make the guaranteed number of payments. We will continue payments under the Installment Refund Option until the total income payments paid equal the proceeds applied. The amount of each payment is shown in Table B.

     Option 5. Joint and Survivor Income
     We will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living. The minimum guaranteed payment period will be ten years. The amount of each payment is shown in Table C.

If the payout rates in use by us at the time proceeds become payable are more favorable than those shown in Options 4 and 5, we will provide a life income using the more favorable rates.

These options are supported by our general account. The payments will not reflect the investment experience of the variable account.

12.2 Payee
The payee is the person receiving proceeds under a payment option. The payee can be you, the Insured or a beneficiary. We will require satisfactory proof of the payee's age under Options 4 and 5.

The contingent payee is the person named to receive proceeds if the payee is not alive.

12.3 Minimum Payments
The payment under any payment option must be at least $50. We may make payments less frequently so that each payment is at least $50.

12.4 Choice of Options
You may choose an option by written notice during the Insured's lifetime. If a payment option is not in effect at the Insured's death, the beneficiary may make a choice.

12.5 Availability of Options
We have the right to restrict these options if you designate an executor, administrator, trustee, corporation, partnership or association as the payee.

12.6 Operative Date
The first payment will be payable on the payment mode following the date proceeds become payable.

12.7 Death of Payee
At the death of the payee, any payments remaining will be paid according to the terms of the payment option chosen, unless the contingent payee elects in writing to receive the present value of any remaining guaranteed payments in a lump sum.

If a contingent payee has not been named or does not survive the payee, the following amounts will be paid in one sum to the estate of the payee:

     (1)  any amount left on deposit under Option 1; and

     (2) the present value of any remaining guaranteed payments under Options 2 through 5.

If you have not named a contingent payee, or if every contingent payee named by you dies before the payee, you may, by written notice, name a new contingent payee. The new contingent payee will receive any amount that would otherwise have been payable to the payee's estate.

12.8 Claims of Creditors
To the extent permitted by law, proceeds will not be subject to any claims of a payee's creditors.


                                                TABLE A - INSTALLMENT OPTION*
                                             for Each $1,000 of Proceeds Applied
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
  Term of                             Term of                           Term of
   Years       Annual     Monthly      Years      Annual     Monthly     Years      Annual     Monthly
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
     1         $1000.00      $84.47     11         $104.93      $8.86     21          $62.98      $5.32
     2           507.39       42.86     12           97.54       8.24     22           60.92       5.15
     3           343.23       28.99     13           91.29       7.71     23           59.04       4.99
     4           261.19       22.06     14           85.95       7.26     24           57.33       4.84
     5           211.99       17.91     15           81.33       6.87     25           55.76       4.71

     6           179.22       15.14     16           77.29       6.53     26           54.31       4.59
     7           155.83       13.16     17           73.74       6.23     27           52.97       4.47
     8           138.31       11.68     18           70.59       5.96     28           51.74       4.37
     9           124.69       10.53     19           67.78       5.73     29           50.60       4.27
     10          113.82        9.61     20           65.26       5.51     30           49.53       4.18
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------


                                               TABLE B - LIFE INCOME OPTIONS*
                                     Monthly Income for Each $1,000 of Proceeds Applied
------------- --------------------------------------------- --------------------------------------------
                                  MALE                                        FEMALE
    Age            Minimum Guaranteed Payment Period             Minimum Guaranteed Payment Period
              ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
                                                 Install-                                      Install-
                             120        240        ment                  120         240         ment
                  None      Months     Months     Refund       None     Months      Months      Refund
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
     50           $4.23       $4.19      $4.06       $4.05      $3.89      $3.87       $3.81      $3.80
     51            4.31        4.26       4.11        4.11       3.95       3.93        3.86       3.84
     52            4.38        4.33       4.17        4.17       4.01       3.98        3.91       3.89
     53            4.46        4.40       4.22        4.23       4.07       4.04        3.96       3.95
     54            4.55        4.48       4.28        4.29       4.13       4.11        4.01       4.00

     55            4.63        4.56       4.33        4.36       4.20       4.17        4.07       4.06
     56            4.73        4.65       4.39        4.43       4.28       4.24        4.12       4.12
     57            4.83        4.74       4.45        4.51       4.36       4.32        4.18       4.18
     58            4.94        4.83       4.51        4.59       4.44       4.40        4.24       4.25
     59            5.05        4.93       4.57        4.67       4.53       4.48        4.30       4.32

     60            5.17        5.04       4.63        4.75       4.63       4.57        4.37       4.39
     61            5.30        5.15       4.69        4.85       4.73       4.66        4.43       4.47
     62            5.44        5.27       4.75        4.94       4.84       4.76        4.50       4.55
     63            5.60        5.39       4.81        5.04       4.95       4.86        4.56       4.64
     64            5.76        5.52       4.86        5.15       5.08       4.97        4.63       4.73

     65            5.93        5.65       4.92        5.26       5.21       5.09        4.69       4.83
     66            6.12        5.79       4.97        5.37       5.35       5.21        4.76       4.93
     67            6.32        5.94       5.02        5.50       5.50       5.34        4.82       5.04
     68            6.53        6.09       5.06        5.62       5.66       5.47        4.88       5.15
     69            6.76        6.24       5.11        5.76       5.84       5.61        4.94       5.27

     70            7.00        6.40       5.14        5.90       6.02       5.76        5.00       5.39
     71            7.26        6.56       5.18        6.04       6.23       5.92        5.05       5.53
     72            7.53        6.72       5.21        6.20       6.45       6.08        5.10       5.67
     73            7.83        6.88       5.24        6.36       6.70       6.25        5.14       5.81
     74            8.15        7.05       5.26        6.53       6.96       6.43        5.18       5.97

     75            8.49        7.22       5.28        6.70       7.24       6.61        5.22       6.14

------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------

                                            TABLE C - JOINT AND SURVIVOR OPTION*
                                     Monthly Income - Ten Year Guaranteed Payment Period
                                             for Each $1,000 of Proceeds Applied
--------------------- ----------------------------------------------------------------------------------
        Male                                             Female Age
        Age                50            55            60            65            70           75
--------------------- ------------- ------------- ------------- ------------- ------------- ------------
         50                  $3.31         $3.37         $3.43         $3.49         $3.53        $3.56
         55                                 3.47          3.55          3.63          3.70         3.76
         60                                               3.68          3.80          3.91         4.00
         65                                                             3.97          4.15         4.31
         70                                                                           4.41         4.68
         75                                                                                        5.08
--------------------- ------------- ------------- ------------- ------------- ------------- ------------

*Amounts not shown for available options will be furnished on request.

                                      Table D-Guaranteed Monthly Cost of Insurance Rates

                                        Table of Guaranteed Maximum Monthly Cost of
                                      Insurance Rates per $1,000--Tobacco User Rates
------------- ------------ ------------ --------- ------------- ------------- --------- -------------- -------------

    Age          Male        Female       Age         Male         Female       Age         Male          Female
------------- ------------ ------------ --------- ------------- ------------- --------- -------------- -------------
     15        $ .14669     $ .08001       44       $ .49942      $ .37014       73       $ 6.14840     $ 3.30170
     16        $ .16336     $ .08418       45       $ .54613      $ .39849       74       $ 6.71732     $ 3.69191
     17        $ .17503     $ .09001       46       $ .59452      $ .42768       75       $ 7.32578     $ 4.11856
     18        $ .18420     $ .09251       47       $ .64709      $ .45771       76       $ 7.94851     $ 4.57248
     19        $ .19004     $ .09501       48       $ .70383      $ .49024       77       $ 8.57457     $ 5.04701
     20        $ .19337     $ .09751       49       $ .76559      $ .52611       78       $ 9.20819     $ 5.54895
     21        $ .19337     $ .09918       50       $ .83403      $ .56449       79       $ 9.87149     $ 6.09611
     22        $ .19004     $ .10168       51       $ .91166      $ .60537       80       $10.58673     $ 6.70972
     23        $ .18670     $ .10418       52       $ .99933      $ .65209       81       $11.37460     $ 7.40696
     24        $ .18170     $ .10668       53      $ 1.09871      $ .70383       82       $12.24905     $ 8.20088
     25        $ .17586     $ .10918       54      $ 1.20729      $ .75640       83       $13.19604     $ 9.11908
     26        $ .17253     $ .11334       55      $ 1.32342      $ .81066       84       $14.18421     $10.11631
     27        $ .17086     $ .11668       56      $ 1.44626      $ .86408       85       $15.18033     $11.17773
     28        $ .17086     $ .12084       57      $ 1.57581      $ .91416       86       $16.16033     $12.29516
     29        $ .17336     $ .12585       58      $ 1.71210      $ .96343       87       $17.16810     $13.45788
     30        $ .17753     $ .13169       59      $ 1.85845     $ 1.01603       88       $18.22021     $14.67216
     31        $ .18336     $ .13669       60      $ 2.02158     $ 1.07866       89       $19.26842     $15.93752
     32        $ .19087     $ .14252       61      $ 2.20568     $ 1.15717       90       $20.32834     $17.34402
     33        $ .20087     $ .15002       62      $ 2.41331     $ 1.25825       91       $21.43307     $18.86254
     34        $ .21255     $ .15836       63      $ 2.64531     $ 1.38107       92       $22.71710     $20.55222
     35        $ .22672     $ .16753       64      $ 2.89921     $ 1.51813       93       $24.36889     $22.54368
     36        $ .24339     $ .18170       65      $ 3.16834     $ 1.66276       94       $26.62993     $25.22305
     37        $ .26424     $ .19837       66      $ 3.45019     $ 1.80994       95       $30.20740     $29.24955
     38        $ .28758     $ .21755       67      $ 3.74228     $ 1.95213       96       $36.35803     $35.72205
     39        $ .31427     $ .23839       68      $ 4.04883     $ 2.09605       97       $47.21179     $46.86829
     40        $ .34512     $ .26340       69      $ 4.38161     $ 2.25256       98       $66.20701     $66.09430
     41        $ .37847     $ .29008       70      $ 4.74912     $ 2.43760       99       $83.33333     $83.33333
     42        $ .41517     $ .31677       71      $ 5.16234     $ 2.67212
     43        $ .45521     $ .34345       72      $ 5.62985     $ 2.95956
------------- ------------ ------------ --------- ------------- ------------- --------- -------------- -------------


                                                                     Table of Guaranteed Maximum Monthly Cost of
                                                                 Insurance Rates per $1,000 - Non-Tobacco User Rates

------------ ------------ ------------ -------- ------------- ------------- -------- ------------- --------------

    Age         Male        Female       Age        Male         Female       Age        Male         Female
------------ ------------ ------------ -------- ------------- ------------- -------- -------------
------------ ------------ ------------ -------- ------------- ------------- -------- ------------- --------------
     0        $ .21907     $ .15680      34       $ .13752      $ .12001      68      $ 2.49956      $ 1.55491
     1        $ .08585     $ .07001      35       $ .14419      $ .12585      69      $ 2.75590      $ 1.69454
     2        $ .08209     $ .06667      36       $ .15169      $ .13419      70      $ 3.04592      $ 1.85845
     3        $ .08044     $ .06500      37       $ .16170      $ .14419      71      $ 3.37720      $ 2.05840
     4        $ .07709     $ .06376      38       $ .17253      $ .15502      72      $ 3.75991      $ 2.30362
     5        $ .07335     $ .06208      39       $ .18420      $ .16670      73      $ 4.19334      $ 2.59756
     6        $ .06917     $ .06041      40       $ .19837      $ .18086      74      $ 4.67004      $ 2.93610
     7        $ .06500     $ .05917      41       $ .21338      $ .19587      75      $ 5.18002      $ 3.31428
     8        $ .06250     $ .05792      42       $ .22922      $ .21087      76      $ 5.71919      $ 3.72382
     9        $ .06125     $ .05708      43       $ .24673      $ .22588      77      $ 6.28340      $ 4.16309
    10        $ .06250     $ .05708      44       $ .26590      $ .24089      78      $ 6.87613      $ 4.63892
    11        $ .06750     $ .05874      45       $ .28758      $ .25757      79      $ 7.51607      $ 5.16656
    12        $ .07667     $ .06125      46       $ .31093      $ .27508      80      $ 8.22375      $ 5.76724
    13        $ .08918     $ .06458      47       $ .33594      $ .29426      81      $ 9.01810      $ 6.45895
    14        $ .10334     $ .06874      48       $ .36346      $ .31427      82      $ 9.91569      $ 7.25729
    15        $ .11334     $ .07168      49       $ .39348      $ .33678      83      $10.91280      $ 8.15937
    16        $ .12335     $ .07501      50       $ .42768      $ .36180      84      $11.99040      $ 9.15556
    17        $ .13085     $ .07751      51       $ .46689      $ .38932      85      $13.12418      $10.23537
    18        $ .13585     $ .08001      52       $ .51193      $ .42101      86      $14.29994      $11.39164
    19        $ .13919     $ .08251      53       $ .56365      $ .45604      87      $15.49991      $12.62319
    20        $ .14002     $ .08418      54       $ .62122      $ .49191      88      $16.71910      $13.93142
    21        $ .13835     $ .08584      55       $ .68547      $ .53028      89      $17.97489      $15.32721
    22        $ .13585     $ .08668      56       $ .75557      $ .56865      90      $19.28573      $16.82248
    23        $ .13252     $ .08834      57       $ .82986      $ .60620      91      $20.68242      $18.45266
    24        $ .12919     $ .09001      58       $ .91250      $ .64374      92      $22.21791      $20.28063
    25        $ .12502     $ .09168      59       $1.00518      $ .68630      93      $24.04370      $22.43826
    26        $ .12252     $ .09418      60       $1.10873      $ .73637      94      $26.50347      $25.22305
    27        $ .12084     $ .09584      61      $ 1.22400      $ .79814      95      $30.20740      $29.24955
    28        $ .12001     $ .09834      62      $ 1.35684      $ .87493      96      $36.35803      $35.72205
    29        $ .12001     $ .10168      63      $ 1.50727      $ .96927      97      $47.21179      $46.86829
    30        $ .12084     $ .10418      64      $ 1.67447     $ 1.07533      98      $66.20701      $66.09430
    31        $ .12335     $ .10751      65      $ 1.85761     $ 1.18974      99      $90.90909      $90.90909
    32        $ .12669     $ .11084      66      $ 2.05589     $ 1.30838
    33        $ .13169     $ .11501      67      $ 2.26846     $ 1.42954
------------ ------------ ------------ -------- ------------- ------------- -------- ------------- --------------


Flexible Premium Variable
Life Insurance Contract
Nonparticipating

Adjustable death benefit. Death proceeds payable at death of Insured prior to maturity date. Cash surrender value, if any, payable on maturity date. Flexible premiums payable until maturity date or prior death of Insured.

If you have any questions concerning this contract or if anyone suggests that you change or replace this contract, please contact your Kansas City Life agent or the Home Office of the Company.